                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191


                   PROSPECTUS SUPPLEMENT DATED APRIL 27, 1998
                                       to
                         Prospectus Dated March 20, 1998

                                  7,751 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

                          ($0.001 Par Value Per Share)


        This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 7,751 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

               Footnotes (2) and (3) below (the "Footnotes") set forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnotes below may receive shares of Common Stock through partnership distributions. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnotes as Selling Shareholders:

                                                                                 Number of
                                                                                  Shares
                                    Number of Shares       Percent of         Registered for
                                      Beneficially         Outstanding             Sale
Name of Selling Shareholder               Owned              Shares               Hereby(1)
---------------------------        -----------------       -----------        ---------------
MGVF II Ltd(2)                           6,805                  *                  6,805
Fourth KDW Partners(3)                     946                  *                    946

--------

*    less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus Supplement, the shares held by MGVF II Ltd. may be distribute to Allen J. Becker, Barry M. Lewis, Caramco Inc., CIVF. A Texas General Partnership, George Bretz, George R. Bolin, Leonard Brown, Marc S. Geller, Marvin Kaplan, Michael Roth, Quentin Coryatt, R. Brooks Bolin, S. Conrad Well, Jr., The L.K.E. Second Family Trust LP, Walter A. DeRoack.

(3) Subsequent to the date of this Prospectus Supplement, the shares held by Fourth KDW Partners may be distributed to Robert J. Haig, Frederic A. Rubenstein, Talbott Miller, John A. Garraty, Jr., Mark I. Bane, Robert Ehrenbard, Alton Peters, Roberta Karmel, Hendon Pingeon.